                                                                      EXHIBIT 99


[LOGO OF BELL ATLANTIC]

NEWS RELEASE

FOR IMMEDIATE RELEASE          Contact: Susan Kraus 212-395-2355
                                        800-759-888, PIN 922-1424 (PAGER)
                                        susan.kraus@bellatlantic.com

                                        David Frail 212-395-7726
                                        917-922-2820 (mobile)
                                        david.frail@bellatlantic.com


Sept. 12, 1999

           Bell Atlantic Confirms Discussions with Vodafone AirTouch

NEW YORK -- Bell Atlantic Corp. (NYSE:BEL) confirmed today that it is in discussions with Vodafone AirTouch plc (NYSE:VOD) regarding the possibility of a U.S. business relationship.

        Bell Atlantic said that there can be no assurance that any transaction will result from these discussions. No timetable has been established for conclusion of these discussions. Bell Atlantic will make no further comment until a definitive agreement has been reached or discussions have been terminated.

        Bell Atlantic is at the forefront of the new communications and information industry. With more than 43 million telephone access lines and 10 million wireless customers worldwide, Bell Atlantic companies are premier providers of advanced wireline voice and data services, market leaders in wireless services and the world's largest publishers of directory information. Bell Atlantic companies are also among the world's largest investors in high-growth global communications markets, with operations and investments in 23 countries.

                                     ####

INTERNET USERS: Bell Atlantic news releases, executive speeches, news media contacts and other useful information are available at Bell Atlantic's News Center on the World Wide Web (http://www.ba.com). To receive news releases by email, visit the News Center and register for personalized automatic delivery of Bell Atlantic news releases.